Press Release
For Immediate Use

Date: 07/02/2014
Contact: Pat Botts, President and COO
Phone Number: 765-747-2900
MutualBank Acquiring Fort Wayne Mortgage Company

MUNCIE, INDIANA – (NASDAQ:MFSF) MutualBank is pleased to announce that it has signed a definitive agreement to acquire Summit Mortgage, Inc., a mortgage banking company headquartered in Fort Wayne, Indiana. The transaction has received all regulatory approvals and is expected to close in August 2014.Summit Mortgage has been serving Fort Wayne and the surrounding communities for nearly twenty years. They excel in conventional, construction, FHA and Veteran lending as well as no PMI programming and USDA Rural Development lending.  They have a strong reputation as being honest and knowledgeable. Summit Mortgage is a part of the Indiana Mortgage Bankers Association, the Better Business Bureau, Fort Wayne Area Association of Realtors and Home Builders Association.

“The team at Summit Mortgage, led by Shawn McArdle and Vicki Reed, has built an incredible business over the last twenty years,” says Pat Botts, President and COO of MutualBank. “By welcoming Summit’s staff to the MutualBank team, we hope to expand the offerings to Summit’s customers. Being backed by a financial institution gives Summit’s customers  alternatives and possibilities beyond the current solutions.”  McArdle and Reed will continue to manage Summit Mortgage as President and Vice President, respectively.

“We look forward to the positive results of our partnership with MutualBank,” President and Loan Originator at Summit Mortgage, Shawn McArdle says. “We appreciate the investment MutualBank is making in Summit Mortgage. We look forward to a more comprehensive array of products and services as we continue to provide excellent care for our customers in Northeastern Indiana and Southern Michigan.”

Beasley & Gilkison, LLP provided legal representation to MutualBank in the transaction and Summit Mortgage, Inc. was represented by Barrett & McNagny, LLP.

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution. The company has thirty full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading mortgage lender in each of the market areas it serves, and provides a full range of financial services including business banking, wealth management, trust services, investments and internet banking services.  The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the internet at www.bankwithmutual.com.###

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.